SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A / A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NUCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-1860817
(State of Incorporation)	(IRS Employer Identification No.)

2100 Rexford Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To be So Registered	Name of Each Exchange On Which Each Class Is To Be Registered
Preferred Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:    None

Item 1. Description of Registrant’s Securities to Be Registered.

On March 12, 2001, Nucor Corporation (the “Company”) issued one preferred share purchase right (a “Right”) with respect to each outstanding share of common stock, $0.40 par value per share (the “Common Shares”), of the Company. The rights were issued to the holders of record of Common Shares on that date. Each Right entitles the registered holder to purchase from the Company one five-thousandth of a share of Series A Junior Participating Preferred Stock, $4.00 par value (the “Preferred Shares”), of the Company at a price of $150.00 per one five-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment in certain specified circumstances. Following the stock spilt effected by the Company on October 18, 2004, the Purchase Price was automatically adjusted to $75.00. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of March 8, 2001, between the Company and American Stock Transfer & Trust Co., as Rights Agent (the “Rights Agent”).

On May 11, 2006, the board of directors of the Company approved a 2-for-1 stock split that will be effected by issuing one additional Common Share for each Common Share held by stockholders of record on May 19, 2006. The additional Common Shares will be distributed on or about May 31, 2006. Absent further action by the board of directors, the Purchase Price would be automatically reduced to $37.50 as a result of the stock split. Accordingly, in order to offset the effect of the stock splits and to reflect the increase in the market value of the Common Shares since adoption of the Rights Agreement, the board of directors also authorized the officers of the Company and directed the Rights Agent to amend the Rights Plan before the stock split to fix the Purchase Price under the Rights Plan at $300. Following the record date for the 2-for-1 stock split of May 19, 2006, the Purchase Price will be automatically reduced to $150.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of March 8, 2001, between Nucor Corporation and American Stock Transfer & Trust
Company (incorporated by reference to Exhibit 4 of Nucor Corporation’s Current Report on Form 8-K dated March 8,
2001)
4.2	Amendment No. 1 to Rights Agreement, dated as of May 16, 2006

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NUCOR CORPORATION

By:	/s/ Terry S. Lisenby
Terry S. Lisenby
Chief Financial Officer, Treasurer
and Executive Vice President

Dated: May 17, 2006

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of March 8, 2001, between Nucor Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4 of Nucor Corporation’s Current Report on Form 8-K dated March 8, 2001)

4.2	Amendment No. 1 to Rights Agreement, dated as of May 16, 2006

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